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                 November 30, 2021

       Jeffrey Klenda
       President, Chief Executive Officer and Chairman
       UR-ENERGY INC
       10758 West Centennial Road
       Suite 200
       Littleton, Colorado 80127

                                                        Re: UR-ENERGY INC
                                                            Registration
Statement on Form S-3
                                                            Filed November 23,
2021
                                                            File No. 333-261309

       Dear Mr. Klenda:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at 202-551-3162 or Anuja Majmudar, Staff
       Attorney, at 202-551-3844 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Brian Boonstra